EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Kennedy-Wilson, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-73324 and 333-92027) on Form S-8 of Kennedy-Wilson, Inc. of our report dated March 29, 2004, with respect to the consolidated balance sheets of Kennedy-Wilson, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Kennedy-Wilson, Inc.

Our report contains the following explanatory paragraph:

As discussed in Note 2 to the consolidated financial statements, effective December 31, 2003, the Company adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities. The Company implemented FIN 46 prospectively.

KPMG LLP

Los Angeles, California

March 30, 2004